                                                               Exhibit 12.2

                            Boston Edison Company
              Computation of Ratio of Earnings to Fixed Charges
                  and Preferred Stock Dividend Requirements
                   Twelve Months Ended September 30, 1999
                                (in thousands)



Net income from continuing operations               $162,582

Income taxes                                          65,521

Fixed charges                                         99,007
                                                    --------

     Total                                          $327,110
                                                    ========

Interest expense                                    $ 89,174
Interest component of rentals                          9,833
                                                    --------

     Subtotal                                         99,007
                                                    --------

Preferred stock dividend requirements                  8,361
                                                    --------

     Total                                          $107,368
                                                    ========

Ratio of earnings to fixed charges and preferred
stock dividend requirements                             3.05
                                                        ====